Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of Ziff Davis Holdings Inc. of our report dated March 21, 2005 relating to the financial statements of Ziff Davis Holdings Inc. which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
New York, New York
June 3, 2005